Exhibit 99.1

News Release

PartnerRe Announces Retirement of Bruno Meyenhofer

PEMBROKE, Bermuda, February 18, 2010 -- PartnerRe Ltd. (NYSE:PRE) today announced Executive changes in its Global (non-U.S.) Operations.

Bruno Meyenhofer, Chairman, PartnerRe Global, has advised the Company of his decision to retire, effective March 31, 2010.

Mr. Meyenhofer joined PartnerRe in 1998, through the Company’s acquisition of Winterthur Re and led the integration of the PartnerRe, SAFR and Winterthur Re underwriting operations outside the U.S. Under his leadership, PartnerRe Global tripled in size from a group of small business lines to a single diversified operating unit writing approximately $3 billion in premium. Mr. Meyenhofer has held the position of Chairman, PartnerRe Global, since July 2008, when Costas Miranthis assumed the role of CEO, PartnerRe Global. Since that time Mr. Meyenhofer has been responsible for identifying and leading strategic initiatives for the Group and has represented PartnerRe in the external regulatory and insurance communities.

PartnerRe President and CEO, Patrick Thiele commented, “Bruno has been an integral part of PartnerRe’s success over the past twelve years, first as he fostered the integration, growth and development of the Global business units and more recently in leading the PARIS RE acquisition integration process, the execution of which is now well on its way. A consummate professional, Bruno’s dedication to the organization and its people have helped PartnerRe secure its current position of strength and profitability. While I will miss his intelligence and good judgment, I wish him well in his well-deserved retirement.”

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PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2009, total revenues were $5.4 billion, and at December 31, 2009 total assets were $23.7 billion, total capital was $8.0 billion and total shareholders’ equity was $7.6 billion. PartnerRe on the Internet: www.partnerre.com

Contacts:

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell